EXHIBIT 2.1

US SHARE EXCHANGE AGREEMENT

            This Share Exchange Agreement ("Agreement") is made and entered into on the 13th day of December 2001, by and among Ideal Accents, Inc., a Florida corporation, as buyer ("Ideal"); Ideal Accents, Inc., Ideal Accents Inc. (Ann Arbor), Ideal Accents Inc. (Taylor) and TOE Inc., all Michigan corporations, as the acquired companies (the "Companies"); and the shareholders of the Companies set forth on the signature pages hereto (the "Shareholders").

R E C I T A L S:

            A.    The Shareholders own of record and beneficially all of the issued and outstanding share of capital stock of the Companies (the "Companies Shares");

            B.    The Shareholders desires to sell to Ideal, and Ideal desires to purchase from the Shareholders, the Companies Shares, on the terms and subject to the conditions of this Agreement; and

            C.    The respective boards of directors of Companies and Ideal have approved the execution of this Agreement and performance of the parties' respective obligations herein.

            NOW, THEREFORE, for and in consideration of the premises and the mutual promises and undertakings contained herein, and for other good and valuable consideration, and subject to the terms and conditions of this Agreement, the parties hereto agree as follows:

1.    THE EXCHANGE.

1.1    Sale and Purchase of the Companies Shares. On the terms and subject to conditions of this Agreement, at the Closing (defined below), the Shareholders shall sell, transfer, assign, convey and deliver to Ideal, free and clear of all adverse claims, security interests, liens, claims and encumbrances (other than restrictions under applicable securities laws or as expressly agreed to herein by the Companies), and Ideal shall purchase, accept and acquire all of the Companies Shares from the Shareholders, such purchase and sale being herein sometimes referred to as the "Exchange." Ideal shall receive good and merchantable title to the Companies Shares. It is intended among all the parties that the Exchange shall constitute a tax-free reorganization within the meaning of Sections 351 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("Code").

1.2    Issuance of Exchange Shares. In full payment for the Companies Shares, Ideal shall issue and deliver to the Shareholders in accordance with Exhibit A, an aggregate of 5,350,000 shares of common stock of Ideal (the "Exchange Shares"). The Exchange Shares, will, when issued, be validly issued, fully paid, and nonassessable; the sale, issuance and delivery of the Exchange Shares on the terms herein contemplated has been authorized by all requisite corporate action of Ideal; and the Exchange Shares will not be subject to any preemptive rights, options or similar rights on the part of any shareholder or creditor of Ideal or any other person.

1.3    Restricted Status of Exchange Shares. The Exchange Shares have not been registered under the Securities Act of 1933, as amended ("Act"), in reliance upon exemptions from registration provided by Section 4(2) of the Act and Rule 506 under the Act and under the securities or blue sky laws of applicable states or any rules or regulations promulgated thereunder, on the grounds that the transactions contemplated in this Agreement do not involve any public offering. The Exchange Shares are "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and must be held indefinitely, unless they are subsequently registered under the Act or an exemption from such registration requirements is available for their resale. The prior written consent of Ideal will be necessary for any transfer of any or all of the Exchange Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act. Further, any and all certificates evidencing the Exchange Shares shall, unless and until removed in accordance with law, bear a restrictive legend substantially in the following form:

"The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under the Act. These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act."

1.4    Closing. Subject to the conditions precedent set forth herein, the closing of all transactions herein contemplated ("Closing") shall take place at a place and time mutually agreed by Companies and Ideal ("Closing Date"). This Agreement shall be effective and binding when signed by all parties.

1.5    Further Assurances. The Companies and the Shareholders agree to execute all documents and instruments and to take or to cause to be taken all actions which Ideal deems necessary or appropriate to complete the transactions contemplated by this Agreement, whether before or after the Closing.

2.    CAPITALIZATION.

2.1    Ideal's Capitalization at Closing. Immediately prior to the Closing, Ideal shall have issued and outstanding common stock of not more than 4,487,500 shares of common stock subject to adjustment for fractional shares and minimum 100 shares per shareholder and one (1) special preferred Voting share. At the Closing, Ideal will not without the prior written consent of the Companies have issued or outstanding any other shares of common or preferred stock, nor any options or other rights to purchase their stock, nor any instrument convertible into or exchangeable for their stock except as necessary to effect the transaction described in Section 1 hereof. No shareholder of Ideal will have any preemptive right or similar right to purchase the Exchange Shares or other stock of Ideal.

3.    THE COMPANIES REPRESENTATIONS AND WARRANTIES. The Companies hereby severally represent and warrant to Ideal (with respect to itself only and not with respect to any other company) that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date.

3.1    Organization and Standing. Each of the Companies is and on the Closing Date will be duly organized, validly existing and in good standing under the laws of the State of Michigan, with all requisite power and authority to carry on the business in which they are engaged, to own the properties and assets they own and are duly qualified and licensed to do business and is in good standing in all jurisdictions where the nature of their business makes such qualification necessary.

3.2    Capitalization. All of the issued and outstanding shares of capital stock of the Companies have been duly authorized, validly issued, and are fully paid and nonassessable. The Companies do not have outstanding any option, warrant or similar instrument and are not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby the Companies are bound to issue shares of their capital stock or any instrument or right convertible into or exchangeable for shares of their capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of the Companies of any type or class.

3.3    Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting the Companies or any of their properties or assets in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum which, if determined adversely to the Companies, would materially affect their business, prospects, properties or financial condition or the Companies right to conduct their business as being conducted or expected to be conducted. There are no judgments, decrees, injunctions, writs, orders, or other mandates outstanding to which the Companies are a party or by which it is bound or affected.

3.4    Estoppel. All statements made in this Agreement, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith, by the Companies are true, correct and complete as of the date of this Agreement and will be so as of the Closing Date. All statements contained in any certificate made by any official of the Companies and delivered to Ideal shall be deemed representations and warranties of the Companies .

3.5    Compliance with Laws and Permits. To the best of their knowledge, the Companies have complied in all material respects with their articles of incorporation and bylaws (each as amended to date), all applicable laws, regulations and rules, all applicable orders, judgments, writs, decrees or injunctions of federal, state and municipal governments or any department, agency or other instrumentality thereof, domestic or foreign, applicable to their business or properties, and have not done or omitted to do any act or acts which singly or in the aggregate are in violation of any of the foregoing. To the best of their knowledge, the Companies have obtained all federal, state and municipal licenses and permits necessary to their properties and operations, are not in violation of any such license or permit and have not received any notification that any revocation or limitation thereof is pending or threatened.

3.6    Material Transactions and Adverse Changes. Except as has been disclosed in writing to Ideal, the Companies have not and as of the Closing Date will not have: (i) suffered any materially adverse change in their assets taken as a whole; (ii) suffered any damage or destruction in the nature of a casualty loss to any one or more of their assets, whether or not covered by insurance, which singly or in the aggregate are materially adverse to the properties or business of the Companies ; (iii) made any change in any method of accounting or accounting practice, including the revaluation of any of their assets; or (iv) agreed in writing or otherwise to take any action prohibited in this Section.

3.7    Taxes. All income, excise, unemployment, social security, occupational, franchise, ad valorem and other taxes, duties, assessments or charges levied, assessed or imposed upon the Companies by any federal, state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed except to the extent any failure thereof would not have a material adverse effect on the Companies taken as a whole. The Companies have not waived any statute of limitations with respect to any tax liability whatever for any period prior to the date of this Agreement or agreed to any extension of time with respect to a tax assessment or liability.

3.8    Contracts. Attached to this Agreement, as SCHEDULE 3.8 is a listing of all material contracts to which the Companies are a party. With respect to each material contract to which any Company is a party, except as disclosed in writing to Ideal, the Company is not in default, the contracts are legal, valid, binding, in full force and effect and enforceable in accordance with their terms, and the contracts will continue after the Closing to be legal, valid, binding, in full force and effect in accordance with their terms.

3.9    Indebtedness to and from Affiliates. Except as disclosed on SCHEDULE 3.9, the Companies are not materially indebted to any officer, director, employee or shareholder thereof as of the date of this Agreement, and no materially money or property is owed to the Companies by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing Date.

3.10    Documents Genuine. All originals and/or copies of the Companies articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of directors and shareholders of the Companies , financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to Ideal, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material.

3.11    Financial Statements and Records. Each of the Companies has or will deliver to Parent: (a) an unaudited consolidated balance sheet of such Company as at September 30, 2001 (including the notes thereto, collectively the "Balance Sheets"), and the related unaudited consolidated statements of operations and deficit for the period then ended. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of the Companies as at the respective date of and for the periods referred to in such financial statements, all in accordance with US GAAP.

3.12    Employees.

                    (a)    There are no former Employees of either of the Companies to which either of the Companies has a continuing obligation under any pension or retirement plan.

                    (b)    Neither of the Companies is currently party to, and since their inception the Companies have never been party to, any collective bargaining agreements or other labour Contracts covering any of their Employees. Since the inception of the Companies there has not been, there is not presently pending or existing, and, to the Companies' knowledge, there is not threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process. To the knowledge of the Companies, there is no employee who has any plans to terminate his or her employment with any of the Companies.

3.13    Insurance.

                    (a)    Each of the Companies has delivered or will deliver to Ideal:

                                (i.)    true and complete copies of all policies of insurance to which such Company is a party or under which such Company, or any director of such Company, is or has been covered at any time within the two years preceding the date of this Agreement;

                                (ii.)    Neither of the Companies has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                               (iii.)    Each of the Companies has paid all premiums due and has otherwise performed all of its obligations under each policy to which it is a party or that provides coverage to such Company or any director thereof.

                                (iv.)    Each of the Companies has given notice to the insurer of all claims that may be insured thereby.

3.14    No Undisclosed Liabilities. Except as set forth in the Balance Sheets, the Companies have no material liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date thereof.

3.15    Authorization and Validity. The execution, delivery and performance by the Companies of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Companies and all necessary approvals of the shareholder(s) of the Companies will have been obtained by the Closing Date. This Agreement and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by the Companies and constitutes and will constitute legal, valid and binding obligations of the Companies, enforceable against them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

3.16    Consents; Approvals; Conflict. No consent, approval, authorization or order of any court or governmental agency or other body is required for the Shareholders to consummate the Exchange. Neither the execution, delivery, consummation or performance of this Agreement shall conflict with, or constitute a breach of, and no prior approval is necessary by or under, the Companies, articles of incorporation, bylaws or any note, mortgage, indenture, deed of trust, lease, obligation, or other agreement or instrument to which the Companies are a party.

3.17    Intellectual Property. There are no registered trademarks, trademarks, service marks, copyrights, trade names and licenses, owned or held by the Companies, other than TOE Inc. which carries on business under the name of Auto Sunroof and Accessories, or any shareholder or affiliate of the Companies intended to be used in the Companies businesses, and applications pending therefore. To their knowledge, the Companies have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any patent, trademark, trade name, service mark or copyright belonging to any third person, and the Companies have never received any charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation. The Companies own or hold adequate licenses or other rights to use all trademarks, trade names, service marks and copyrights used in their business as now conducted, and have received no notice of claim that any such use conflicts with, infringes upon or violates the rights of any third party in a manner which might have a materially adverse effect upon the Companies.

3.18    Restrictive Covenants. Prior to the consummation of the Exchange, the Companies shall conduct their business in the ordinary and usual course without unusual commitments and in compliance with all applicable laws, rules, and regulations. Furthermore, the Companies will not, without the prior written consent of Ideal, (i) make any changes in their capital structure, (ii) incur any liability or obligation other than current liabilities incurred in the ordinary and usual course of business, (iii) incur any material indebtedness for borrowed money, (iv) make any loans or advances other than in the ordinary and usual course of business, (v) declare or pay any dividend or make any other distribution with respect to their capital stock, (vi) issue, sell, or deliver or purchase or otherwise acquire for value any of their stock or other securities, or (vii) mortgage, pledge, or subject to encumbrance any of their assets or properties or sell or transfer any of their assets or properties, except in the ordinary and usual course of business.

3.19    Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, Ideal has made no other representation or warranty to the Companies or the Shareholders in connection with the Exchange. The Companies decision to enter into the Exchange is based upon their own independent judgment and investigation and not on any representations and warranties of Ideal other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

4.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. The Shareholders jointly and severally and not only in so far as such representations and warranties apply to such Shareholder represent and warrant to Ideal that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date:

4.1    Ownership of the Companies Shares. The Shareholders own, of record and beneficially, the number of the Companies Shares shown next to his or her name on SCHEDULE 4.1 to this Agreement; the Shareholder's shares are free and clear of all liens, claims, rights or other encumbrances whatever and of all options and similar rights of third persons. No third party has or at Closing will have any right of first refusal, pre-emptive right, option or similar right to acquire the shares of the Shareholder.

4.2    Full right and Legal Capacity. The Shareholders have the full right, power and legal capacity to enter into this Agreement and sell and deliver the Companies Shares to Ideal.

4.3    Solvency. The Shareholders represent and warrant that they are not now insolvent and will not be insolvent after selling and delivering the Companies Shares to Ideal on the terms of this Agreement, and in exchange for the Companies Shares being sold hereby the Shareholders are receiving new consideration at least equal to the full and fair value of the Companies Shares being sold.

4.4    Acknowledgements Regarding Ideal and the Exchange Shares.

                    (a)    The Companies and the Shareholders understand and acknowledge that Ideal is a public shell with no current operations, revenues or assets, that Ideal does not have full-time or professional management, and that the officers and directors of Ideal after the Closing will be those officers and directors listed on SCHEDULE 4.4. Each Shareholder recognizes that the Exchange Shares are speculative and involve a high degree of risk, and that the prospects and future success of Ideal depend principally upon the Shareholders and current management of the Companies.

                    (b)    The Shareholders acknowledge and agree that they are in possession of information regarding Ideal and its business, assets, financial condition, and plan of operation. The Shareholders further represent that they have had an opportunity to ask questions of and receive answers from Ideal regarding Ideal and its business, assets, results of operations, financial condition and plan of operation and the terms and conditions of the issuance of the Exchange Shares.

                    (c)    In connection with the issuance and delivery of the Exchange Shares, the Shareholders understand and acknowledge that the Exchange Shares have not been and will not be registered under the Act in reliance upon exemptions from registration provided by Section 4(2) of the Act and Rule 506 under the Act and under the securities or blue sky laws of any state or any rules or regulations promulgated thereunder, on the grounds that the transactions contemplated in this Agreement do not involve any public offering. The Shareholders are acquiring the Exchange Shares for their own account, and not for the account of any other person, and not for distribution, assignment or resale to others, or for pledge or hypothecation, and no other person has or is intended to have a direct or indirect ownership or contractual interest in the Exchange Shares except as may exist or arise by operation of law. The Shareholders acknowledge that the Exchange Shares are "restricted securities" as that term is defined in Rule 144(a) of the General Rules and Regulations under the Act and understand that the Exchange Shares must be held indefinitely, unless they are subsequently registered under the Act or an exemption from such registration requirements is available for their resale. The Shareholders understand and agree that the prior written consent of Ideal will be necessary for any transfer of the Exchange Shares, unless the shares have been duly registered under the Act or the transfer is made in accordance with Rule 144 or other available exemption under the Act. The Shareholders further understand that every certificate issued by Ideal evidencing Exchange Shares will bear a legend restricting transfer as provided in this Agreement.

                    (d)    The Shareholders, alone or together with their adviser(s), have such knowledge and experience in financial, tax and business matters as to enable the Shareholders to utilize the information made available by Ideal, in connection with the Exchange and issuance of the Exchange Shares, to evaluate the merits and risks of acquiring the Exchange Shares and to make an informed investment decision with respect thereto.

4.5    True and Correct Information and Material Changes. All information which the Shareholders have provided or will provide to Ideal is or will be correct and complete as of the date furnished to Ideal, and, if there should be any material change in such information prior to the Closing as to Shareholders, will immediately provide Ideal with such information.

4.6    No Solicitation. Shareholders were not solicited by Ideal by any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or made available over telephone lines by any information service, or any seminar or meeting whose attendees had been invited by any means of general solicitation or general advertising.

4.7    No Other Representations or Warranties. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, Ideal has not made any representation or warranty to the Shareholders in connection with this Agreement. The Shareholders' decision to enter into the Exchange is based upon their own independent judgment and investigation and not on any representations and warranties of Ideal other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

5.    REPRESENTATIONS AND WARRANTIES OF IDEAL. Unless specifically stated otherwise, Ideal represents and warrants to the Companies that the following are true and correct as of the date hereof and will be true and correct through the Closing Date as if made on that date.

5.1    Organization and Good Standing. Ideal is and on the Closing Date will be duly organized, validly existing and in good standing under the laws of the State of Florida. Ideal has no assets or liabilities and currently conducts no business in any state.

5.2    Authorized Capitalization. As provided in their Articles of Incorporation, the authorized capital stock of Ideal consists of 50,000,000 common shares and 50,000,000 preferred shares, of which 4,487,500 shares of common stock par value $0.001 per share and one (1) Special Preferred Voting Share par value $0.001 will be issued and outstanding prior to Closing.

5.3    Outstanding Options, Warrants or Other Rights. Ideal does not have outstanding any option, warrant or similar instrument and is not a party to or bound by any agreement, instrument, arrangement, contract, obligation, commitment or understanding of any character, whether written or oral, express or implied, whereby Ideal is bound to issue shares of their capital stock or any instrument or right convertible into or exchangeable for shares of their capital stock, nor relating to the sale, assignment, encumbrance, conveyance, transfer or delivery of any capital stock of Ideal of any type or class. Ideal shall provide to the Companies a list of all holders of Ideal's capital stock, the number of shares held by each or subject to option and the number of each certificate held, duly certified by the Secretary of Ideal.

5.4    Subsidiaries. Ideal has and immediately prior to the Closing will have no subsidiaries.

5.5    Documents Genuine. All originals and/or copies of Ideal's articles of incorporation and bylaws, each as amended to date, and all minutes of meetings and written consents in lieu of meetings of shareholders, directors and committees of directors of Ideal, financial data, and any and all other documents, material, data, files, or information which have been or will be furnished to the Companies, are and will be true, complete, correct and unmodified originals and/or copies of such documents, information, data, files or material and will be the only such documents, information, data, files and material.

5.6    Litigation. There are no claims, actions, suits, proceedings or investigations pending or threatened against or affecting Ideal in any court or by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, or arbitration tribunal or other forum. There are no judgments, decrees, injunctions, writs, orders or other mandates outstanding to which Ideal is a party or by which it is bound or affected.

5.7    Compensation Plans. Ideal has not authorized and does not have any stock option, stock purchase plan, dividend reinvestment plan or similar plan pursuant to which any person is entitled to acquire capital stock in Ideal or any securities convertible into or exchangeable for its capital stock.

5.8    Authorization and Validity. The execution, delivery and performance by Ideal of this Agreement and any other agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized by Ideal. This Agreement has been and any other agreement contemplated hereby have been or will be as of the Closing Date duly executed and delivered by Ideal and constitute and will constitute legal, valid and binding obligations of Ideal, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

5.9    Financial Statements. Ideal will provide to the Companies Ideal's financial books and records, such audited and unaudited financial statements of Ideal back to inception, as exist and as the Companies requests. All such statements shall fairly present the assets, liabilities and financial condition of Ideal as of the respective dates thereof, and all shall have been prepared in conformity with generally accepted accounting principles, consistently applied during the periods covered. For purposes of this Agreement, such statements shall include all notes thereto.

5.10    No Undisclosed Material Liabilities. Ideal has not incurred any liabilities or obligations whatever (whether direct, indirect, accrued, contingent, absolute, secured or unsecured or otherwise), which singly or in the aggregate are material to it.

5.11    Taxes. All income, excise, unemployment, social security, occupational, franchise and other taxes, duties, assessments or charges levied, assessed or imposed upon Ideal by the United States or by any state or municipal government or subdivision or instrumentality thereof have been duly paid or adequately provided for, and all required tax returns or reports concerning any such items have been duly filed or will be so filed prior to Closing.

5.12    Indebtedness to or from Affiliates. Ideal is not and will not be indebted to any officer, director, employee or shareholder thereof as of the Closing Date. No money or property is owed to Ideal by any officer, director, employee or shareholder thereof, and none will be owed as of the Closing.

5.13    Salaries. No person currently receives a salary or other cash compensation from Ideal, and no person will receive a salary or other cash compensation from Ideal prior to Closing.

5.14    Insurance. Ideal does not now have any insurance policy in effect and will not obtain any insurance policy prior to Closing.

5.15    Books, Records and Accounts. Except for the minute book and accounting and corporate records of Ideal furnished to the Companies, there are no other books, records or accounts of Ideal.

5.16    Estoppel. All statements made herein, or in any Exhibit or Schedule hereto, or in any document or certificate executed and delivered herewith by Ideal are true, correct and complete as of the date of this Agreement and will be so as of the Closing. All statements contained in any certificate made by any officer or director of Ideal and delivered to the Companies shall be deemed representations and warranties of Ideal.

5.17    Consents; Approvals; Conflict. No consent, approval, authorization or order of any court or governmental agency or other body is required for Ideal to execute and perform their obligations under this Agreement. Neither the execution, delivery, consummation nor performance of this Agreement shall conflict with, constitute a breach of Ideal's articles of incorporation and bylaws, as amended to date, or any note, mortgage, indenture, deed of trust or other agreement of instrument to which Ideal is a party or by which it is bound nor, to the best of Ideal's knowledge and belief, any existing law, rule, regulation, or any decree of any court or governmental department, agency, commission, board or bureau, domestic or foreign, having jurisdiction over Ideal. Ideal has timely, accurately, and completely filed all reports, statements and schedules required under applicable federal and state securities laws with the U.S. Securities and Exchange Commission and all governing securities authorities, if any.

5.18    Restrictive Covenants. Prior to the consummation of the proposed Exchange, Ideal shall not engage in any business or activity other than attempting to consummate the Exchange. Furthermore, Ideal will not, without the prior written authorization of the Companies, (i) make any changes in its capital structure, (ii) incur any liability or obligation, (iii) declare or pay any dividend or make any other distribution with respect to its capital stock, (iv) issue, sell, or deliver or purchase or otherwise acquire for value any of its stock or other securities, (v) make any investment of a capital nature, or (vi) enter into any contract, agreement, or other commitment.

5.19    Disclaimer of Further Warranties; Etc. Except as expressly set forth in this Agreement and the Schedules and Exhibits hereto, neither the Companies nor the Shareholders have made any other representation or warranty to Ideal in connection with the Exchange. Ideal's decision to enter into the Exchange is based upon Ideal's own independent judgment and investigation and not on any representations and warranties of the Companies or the Shareholders other than those expressly stated in this Agreement and in the Schedules and Exhibits hereto.

6.    CONDITIONS TO OBLIGATIONS OF THE PARTIES; DELIVERIES. All obligations of the parties under this Agreement are subject to the fulfillment, prior to the Closing, of all conditions precedent and to performance of all covenants and agreements and completion of all deliveries contemplated herein, unless specifically waived in writing by the party entitled to performance or to demand fulfillment of the covenant or delivery of the documents.

6.1    Documents to be delivered to Ideal. At the Closing, the following documents shall be delivered to Ideal by the Companies or the Shareholders, as the case may be, which documents shall be reasonably satisfactory in form and content to Ideal's counsel:

                    (a)    Certificates executed by an officer of the Companies, dated as of the Closing Date, certifying that the representations and warranties of the Companies, contained in this Agreement and the information set forth in all Schedules and Exhibits of the Companies hereto are then true and correct and that the Companies have complied with all agreements and conditions required by this Agreement and all related agreements to be performed or complied with by the Companies.

                    (b)    A copy of the directors' resolution or the minutes of the meeting of the directors of the Companies approving the execution and performance of this Agreement.

                    (c)    The certificates evidencing the Companies Shares, indorsed on the reverse side for transfer or accompanied by a signed stock power in form reasonably satisfactory to Ideal.

                    (d)    All completed Schedules, and all Exhibits called for in this Agreement.

6.2    Documents to be delivered to the Companies and the Shareholders. At the Closing the following documents shall be delivered to the Companies and the Shareholders by Ideal, which documents shall be reasonably satisfactory in form and content to the Companies counsel:

                    (a)    To the Shareholders, stock certificates evidencing the Exchange Shares.

                    (b)    To the Companies, a certificate executed by an officer of Ideal dated as of the Closing Date, certifying that the representations and warranties of Ideal contained in this Agreement and the information set forth in all Schedules and Exhibits of Ideal are then true and correct and that Ideal has complied with all agreements and conditions required by this Agreement to be performed or complied with by it.

                    (c)    To the Companies, a copy of the directors' resolution or the minutes of the meeting of the directors of Ideal approving the execution and performance of this Agreement.

                    (d)    All completed Schedules and all Exhibits called for in this Agreement.

6.3    Conditions Precedent. The obligations of the parties under this Agreement are subject to the satisfaction of the following conditions (in addition to other conditions and terms of this Agreement), unless waived in writing, on or prior to the Closing:

                    (a)    Representations and Warranties Correct. The representations and warranties of every party contained in this Agreement shall be in all material respects true and correct on and as of the Closing Date as if made on such date.

                    (b)    Compliance. Ideal, the Companies and the Shareholders each shall have performed all covenants and agreements, satisfied all conditions and complied with all other terms and provisions of this Agreement to be respectively performed, satisfied or complied with by it as of the Closing Date.

                    (c)    No Errors or Misrepresentations. Ideal shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by any of the other parties, and the Companies shall not have discovered any material error, misstatement or omission in or failure of any representation or warranty made by Ideal.

                    (d)    Due Diligence Examination. Ideal shall have completed a due diligence examination of the Companies satisfactory to Ideal covering all books, records, contracts and other documents and all financial affairs of the Companies. The Companies shall have completed a due diligence examination of Ideal satisfactory to the Companies covering all books, records, contracts and other documents and all financial affairs of Ideal.

                    (e)    Legal Matters. All legal matters in connection with this Agreement and the consummation of all transactions herein contemplated, and all documents and instruments delivered in connection herewith shall be reasonably satisfactory in form to each party.

                    (f)    No Litigation or Proceedings. No injunction or restraining order of any federal or state court shall be in effect which prevents the purchase of the Assets or issuance and delivery of the Exchange Shares, and no lawsuit or other proceeding shall have been filed by any person by the Closing Date contesting or attempting to enjoin either action, and no action taken and no law shall have been passed after the date of this Agreement which prevents the Exchange.

7.    OTHER COVENANTS OF THE PARTIES. The parties agree that, prior to the Closing:

7.1    Effectuation of this Agreement. The parties hereto each will use their best efforts to cause this Agreement and all related agreements to become effective, and all transactions herein and therein contemplated to be consummated, in accordance with their and their terms, to obtain all required consents, waivers and authorizations of governmental entities and other third parties, to make all filings and give all notices to those regulatory authorities or other third parties which may be necessary or reasonably required in order to effect the transactions contemplated in this Agreement, and to comply with all federal, local and state laws, rules and regulations as may be applicable to the contemplated transactions.

7.2    Restriction on Action. The parties each agree that they will not do any thing or act prohibited by this Agreement or any related agreement, or fail to do any thing or act which he or it has undertaken to do in this Agreement or any related agreement.

7.3    Access and Information. To the extent each party deems necessary for purposes of this Agreement and the transactions contemplated hereby, the Companies and Ideal each shall permit the other, their counsel, accountants and other representatives to have full access, upon reasonable notice and during regular business hours, throughout the period prior to Closing, to their equipment, assets, properties, books and records, and will cause to be furnished to the requesting party and their representatives during such period all information it or their representatives may reasonably request.

7.4    No-Shop Provision. The Companies and the Shareholders on one hand and Ideal on the other hand agree that, from the date hereof until Closing or termination of this Agreement, neither will take any action, directly or indirectly, to solicit indications of interest in, or offers for, any transaction similar to the Exchange from third parties. The Companies on the one hand and Ideal on the other hand agree promptly to inform each other of any offers or solicitations for a similar transaction, including the terms thereof, made by any third party, provided, that the foregoing shall not include casual oral offers or solicitations not formally considered by the Companies or Ideal. Violation of any of the requirements of this paragraph shall constitute a material breach of this Agreement.

7.5    Confidentiality. The Companies and Ideal covenant that they each will not disclose any confidential information of the other obtained by them, except to their officers, directors, attorneys, accountants, and employees involved in these transactions, and only then on the condition that such individuals not disclose the information disclosed to them. Notwithstanding the foregoing, the terms of this Agreement, or of any of the transactions contemplated hereby, may be disclosed following execution hereof, with the consent of each party. In addition, either party may disclose this Agreement or any part hereof to any third party at any time if required to do so by law, this Agreement or other contractual obligation.

7.6    Additional Acquisition by Ideal. The Companies and the Shareholders acknowledge and agree that the Closing of this Agreement is conditioned on the closing of the Share Exchange Agreement between Ideal and AutoFun Canada Inc., Somani Holdings Inc. and their Shareholders. Both closings shall occur at the same time and place to be agreed upon by all parties to both agreements.

8.    TERMINATION OF THIS AGREEMENT.

8.1    Grounds for Termination. This Agreement shall terminate:

                    (a)    By mutual written consent of Ideal and the Companies; or

                    (b)    By Ideal; or the Companies, if:

                                (i)    all the conditions precedent to their respective obligations hereunder have not been satisfied or waived prior to the Closing Date, as it may be accelerated or extended, or if any Shareholder refuses to close the transaction completed by this Agreement;

                                (ii)    any party shall have defaulted or refused to perform in any material respect under this Agreement, or if Ideal or the Companies should have reasonable cause to believe there has been a material representation concerning, or failure or breach of, any representation or warranty by the other party, or if it appears that either the Companies or Ideal has committed any unlawful acts affecting the other party;

                                (iii)    the transactions contemplated in this Agreement and related agreements have not been consummated on the Closing Date, as it may be accelerated or extended, OR

                                (iv)    either Ideal or the Companies shall reasonably determine that the transactions contemplated in this Agreement have become inadvisable by reason of the institution or threat by any federal, state or municipal governmental authorities or by other person whatever of a formal investigation or of any action, suit or proceeding of any kind against either or both parties which in one party's reasonable belief is material in light of the other party's business, prospects, properties or financial condition;

8.2    Manner of Termination. Notice of any termination described above shall be given in writing to the other party as required in this Agreement as promptly as is practical under the circumstances. Upon a party's receipt of such termination notice, this Agreement shall terminate and the transactions herein contemplated shall be abandoned without further action by the parties.

8.3    Survival of Confidentiality Provisions. Upon termination of this Agreement for any reason, (i) the covenants of the parties concerning the confidentiality and proprietary nature of all documents and other information furnished hereunder shall remain in force except as to information which has otherwise become public knowledge, and (ii) each party shall promptly return all documents received from the other party in connection with this Agreement.

9.    MISCELLANEOUS PROVISIONS.

9.1    Assignment. Neither this Agreement nor any right created hereby or in any agreement entered into in connection with the transactions contemplated hereby shall be assignable by any party hereto without the prior written consent of the party not seeking assignment, and any purported assignment without such consent shall be null and void and of no force or effect. No such assignment shall relieve the assignor of any obligations created under this Agreement.

9.2    Parties in Interest; No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and permitted assigns. Neither this Agreement nor any other agreement contemplated hereby shall be deemed to confer upon any person not a party hereto or thereto any rights or remedies hereunder or thereunder, except as expressly set forth in this Agreement.

9.3    Entire Agreement. This Agreement and the agreements contemplated hereby constitute the entire agreement of the parties regarding the subject matter hereof, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

9.4    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by their severance herefrom. Further, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

9.5    Survival of Representations, Warranties and Covenants. The representations and warranties and covenants of all parties contained herein shall not survive the Closing, and any statements contained in any certificate, exhibit or other instrument delivered by or on behalf of Ideal or the Companies , as the case may be, shall not survive the Closing.

9.6    Interpretation. This Agreement shall be governed by and construed under the laws of the State of New York and shall be interpreted as if both parties participated equally in their drafting. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. Use of the words "herein", "hereof", "hereto", and the like in this Agreement shall be construed as references to this Agreement as a whole and not to any particular provision in this Agreement, unless otherwise noted.

9.7    Notice. Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, by telefax transmission or by delivery by use of a messenger which regularly retains their delivery receipts. Such notice shall be deemed received on the date on which it is delivered to the addressee. For purposes of notice, the addresses of the parties shall be, if to an Shareholders, sent to the Companies for forwarding, and:

If to the Companies or to Ideal (following the closing):

                                                                                        Ideal Accents Corporation
                                                                                        c/o: Joseph O'Connor
                                                                                        10200 W. Eight Mile
                                                                                        Ferndale, Michigan 48220
                                                                                        Tel: (248) 542-1100
                                                                                        Fax: (248) 542-1105

                                        with a copy to:

                                                                                        John Zak
                                                                                        Hodgson Russ Andrew Woods and Goodyear
                                                                                        Attorneys at Law
                                                                                        150 King Street W., Suite 2309, PO Box 30
                                                                                        Toronto, Ontario M5H 1J9
                                                                                        Tel: (416) 595-5100
                                                                                        Fax: (416) 595-5021

                                        If to Ideal (prior to closing):

                                                                                        120 Eglinton Ave. E, Suite 500
                                                                                        Toronto, Ontario M4P 1E2
                                                                                        Tel: (416) 481-9333
                                                                                        Fax: (416) 322-3129
                                                                                        ATTN: Paul Hines

                                        with a copy to:
                                                                                        Medallion Capital Corp.
                                                                                        347 Bay Street, Suite 408
                                                                                        Toronto, Ontario M5H 2R7
                                                                                        Tel: (416) 865-9790
                                                                                        Fax: (416) 865-1250

9.8    No Brokers: Each party represents and warrants to the others and agrees that it has not employed or engaged, and will not employ or engage, any person as a finder or broker in connection with the transactions contemplated herein, and that no person is entitled to compensation as a finder or broker. Each party hereby indemnifies the other parties and holds the other parties harmless from and against any claims of any third persons claiming to have acted as a finder or broker in connection with the transactions herein contemplated, and such indemnity shall include all expenses, costs and damages arising from or related to such claims, including reasonable attorneys' fees.

9.9    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

9.10    Prevailing Party (Attorneys' Fees) Clause. In the event of any litigation or proceeding arising as a result of the breach of this Agreement or the failure to perform hereunder, the party or parties prevailing in such litigation or proceeding shall be entitled to collect the costs and expenses of bringing or defending such litigation or proceeding, including reasonable attorneys' fees, from the party or parties not prevailing.

9.11    Relationship of the Parties. Nothing in this Agreement is intended to be construed so as to suggest that the parties hereto are partners or joint venturers, or that any party or their employees is the employee or agent of the other. Neither the Companies nor Ideal has any express or implied right or authority under this Agreement to assume or create any obligations on behalf of or in the name of the other party to any contract, agreement, arrangement, understanding or undertaking with any third party.

9.12    No Advice Given. The Companies and the Shareholders acknowledge and agree that they have neither asked for nor received any legal or tax advice from Ideal or its Directors or any other person associated with Ideal in regard to this Agreement or the transactions herein contemplated, and have instead relied on advice and counsel furnished by their own legal or other advisers in order to satisfy themselves as to the tax and other legal implications to them of the Exchange and issuance of the Exchange Shares.

9.13    Expenses. Except as otherwise provided in this Agreement, the Companies shall bear the fees and expenses incurred in connection with their performance of their obligations as part of the transactions contemplated herein.

                    IN WITNESS WHEREOF, all parties have executed this Agreement, and the Companies and Ideal have initialed every preceding page hereof, as of the dates respectively indicated below.

                                                                                        IDEAL ACCENTS, INC.

                                                                                        /s/ J. Paul Hines
                                                                                        Title: President
                                                                                        Name:

                                                                                        IDEAL ACCENTS, INC.

                                                                                        /s/ Joseph O'Connor
                                                                                        Title: CEO
                                                                                        Name:

                                                                                        IDEAL ACCENTS INC. (ANN ARBOR)

                                                                                        /s/ Joseph O'Connor
                                                                                        Title: CEO
                                                                                        Name:

                                                                                        IDEAL ACCENTS INC. (TAYLOR)

                                                                                        /s/ Joseph O'Connor
                                                                                        Title: CEO
                                                                                        Name:

                                                                                        TOE INC.

                                                                                        /s/ Joseph O'Connor
                                                                                        Title: CEO
                                                                                        Name:

                                                                                        SHAREHOLDERS

                                                                                        /s/ Joseph O'Connor
                                                                                        Name: Joseph O'Connor

                                                                                        /s/ James Erickson
                                                                                        Name: James Erickson

                                                                                        /s/ Thomas Sullivan
                                                                                        Name: Thomas Sullivan

                                                                                        /s/ George Walch
                                                                                        Name: George Walch

                                                                                        /s/ John E. Light
                                                                                        Name: John E. Light

EXHIBIT A
To US Share Exchange Agreement
Ideal Shares to be delivered at Closing

SHAREHOLDER                                     ADDRESS                                                     NO. OF SHARES

JOSEPH O'CONNOR                                27490 Spring Valley                                                 4,749,481
                                                                    Farmington Hills, MI
                                                                    USA 48336

JAMES ERICKSON                                   1223 Lakespur Drive                                                   275,000
                                                                    Kanasville, WI
                                                                    USA 53138

THOMAS SULLIVAN                               1094 Cora                                                                   150,483
                                                                    Wyandotte, MI
                                                                    USA 48338

GEORGE WALCH                                     19762 Donna                                                                75,036
                                                                    Livonia, MI
                                                                    USA 48152

JOHN LIGHT                                             5860 Glen Eagles                                                        100,000
                                                                    West Bloomfield, MI
                                                                    USA 48323

                                                                                                                                    TOTAL 5,350,000

SCHEDULE 3.8

MATERIAL CONTRACTS

        1.    Various Banking Agreements for TOES Limited Partnership.

        2.    Various Banking Agreements TOE Inc.

        3.    Various Banking Agreements Ideal Accents, Inc. (Taylor)

        4.    Various Banking Agreements Ideal Accents, Inc.

        5.    TOES Limited Partnership Agreement.

        6.    Lease Agreement for premises occupied by Ideal Accents, Inc. and Ideal Accents, Inc. (Taylor).

        7.    Banks consent to change of control.

        8.    Share Buy Back Agreement for 100,000 shares.

SCHEDULE 3.9
US Share Exchange Agreement

Indentures to and from affiliates

Joseph O'Connor principal shareholder in each of the Companies and to be elected at Closing as Chairman and CEO of Ideal is owed as of November 30, 2001 a total of $309,246.74 by the Companies, $41,066.22 of this amount bears no interest, has no payment or due date, $268,180.52 of this amount bears no interest, has payment of $18,500.60 per month and is due in March 2003. Mr. O'Connor also owes one of the Companies $43,568.18 that bears no interest, has no payment or due date.

James Erickson owes one of the Companies (TOE Inc.) $10,561.00 which bears no interest and has no payment or due date.

SCHEDULE 4.1
US Share Exchange Agreement

Shares of Companies to be exchanged

COMPANY                                                        SHAREHOLDER                                       NO. OF SHARES

IDEAL ACCENTS, INC.                                    Joseph O'Connor                                                         500
                                                                            John E. Light                                                            10.527

TOE Inc.                                                              James Erickson                                                        20,000
                                                                            Joseph O'Connor                                                     20,000
                                                                            Thomas Sullivan                                                          6,667

IDEAL ACCENTS, INC. (TAYLOR)                Joseph O'Connor                                                           600
                                                                           Thomas Sullivan                                                                87
                                                                           George Walch                                                                 111

IDEAL ACCENTS, INC. (ANN ARBOR)        Joseph O'Connor                                                         1,000

This represents all of the outstanding shares of the Companies.

SCHEDULE 4.4
US Share Exchange Agreement

Officer and Directors to be appointed to Ideal

                                                             JOSEPH O'CONNOR                 Chairman
                                                                                                                   CEO

                                                             AYAZ SOMANI                           Director
                                                                                                                   President

                                                             KARIM SULEMAN                     Director
                                                                                                                   Executive Vice President and
                                                                                                                   Secretary Treasurer